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                                                                  EXHIBIT 11.02


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                                                       FIRST AVIATION SERVICES INC.
                                             STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS
                                                           (SUPPLEMENTAL BASIS)

                                                                                         Quarter ended          Six months ended
                                                                                           31/07/97                  31/07/97
                                                                                         -------------          ----------------
SUPPLEMENTAL NET INCOME PER BASIS COMMON SHARE:

Net Income                                                                                 $  1,558,000          $    2,773,000

Preferred dividends on shares not exchanged for common stock                               $    (11,000)                (29,000)

Interest Expense recorded on long term debt extinguished                                              0                  17,000

Extraordinary items; loss on early extinguishment of debt                                             0                 193,000
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Net Income applicable to Common Stock                                                      $  1,547,000          $   (2,954,000)
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Weighted average common shares outstanding                                                    8,915,000               8,021,944

Incremental shares due to warrants to purchase
   common stock                                                                                       -                 214,478

Incremental shares due to stock options                                                         149,850                 149,850

Shares applicable to preferred stock                                                                  -                  27,500
                                                                                           --------------         ---------------

Total Shares                                                                                  9,064,850               8,413,772
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Supplemental Net income per common share                                                   $       0.17          $         0.35
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